EXHIBIT 99.1

700 LOUISIANA STREET SUITE 4300 HOUSTON, TEXAS 77002	FAX: TELEPHONE:	713 225-6475 713 570-3200
PRESS RELEASE
Pioneer Announces the Redemption of Senior Notes
     Houston, Texas (December 12, 2006) — Pioneer Companies, Inc. (NASDAQ: PONR) announced the voluntary redemption of $25,000,000 in principal amount of the 10% Senior Secured Guaranteed Notes due 2008 that were issued by its subsidiary, PCI Chemicals Canada Company. The redemption price will be 102.5% of the principal amount, and accrued and unpaid interest will also be paid on the Notes that are redeemed. The date for this redemption will be January 12, 2007. After the redemption is completed, the aggregate principal amount remaining of the Senior Notes will be $75,000,000.
     Gary L. Pittman, Pioneer’s Senior Vice President and Chief Financial Officer stated, “We are very pleased that the Company’s strong financial position allows us to further reduce the Company’s outstanding debt. We are continuing to review our future capital needs and optimum capital structure, as we evaluate future opportunities for the Company.”
     Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants and other downstream manufacturing facilities in the United States and Canada.
     Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, the risks and uncertainties described in Pioneer’s filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.

Contact:	Gary Pittman (713) 570-3200